Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and Release of All Claims (hereafter, “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (hereafter, “Employer”), and GREGORY R. ANDREWS (hereafter, “Employee”) based on the following facts:
WHEREAS, Employee has been employed by Employer as its Chief Financial Officer pursuant to that certain Employment Agreement by and between Employer and Employee dated as of October 19, 2015 (the “Employment Agreement”); and
WHEREAS, Employer has decided to terminate Employee’s employment;
WHEREAS, Employee has decided to resign his position on the Board of Directors of any affiliate of Employer on which Employee serves, as applicable (the “Board”); and
WHEREAS, the parties wish to enter into an agreement providing for the termination of Employee’s employment on a mutually agreeable basis and resolving any potential disputes between Employee and Employer.
NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.
Termination of Employment. Employer has terminated Employee’s employment effective as of November 30, 2016 (the “Termination Date”) and Employee hereby resigns his position on any Board effective as of the Termination Date. Employer will pay Employee for all hours worked through the Termination Date and for all accrued but unused paid time off as of the Termination Date in accordance with Employer’s regular payroll procedures and schedule; Employee acknowledges that these amounts are all of the amounts owed to him by Employer through the Termination Date. As of the Termination Date, Employee’s status as an employee of Employer and member of any Board shall cease in its entirety. To the extent there is any requirement that Employer give written or advance notice to Employee of the termination of Employee’s employment, Employee waives such notice requirement. As of the Termination Date, Employee is not to hold himself out as an employee, Board member, agent, or authorized representative of Employer, negotiate or enter into any agreements on behalf of Employer, or otherwise attempt to bind Employer.

2.
Benefits Termination. Employee’s coverage under the benefit plans of Employer and its affiliates (collectively, the “CyrusOne Group”) and his participation in and eligibility for any compensation, bonus, or equity plans or practices of CyrusOne Group will cease on the Termination Date. Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Termination Date so long as he makes a valid election for such continuation and makes the payments necessary for continuation or conversion. Employee specifically acknowledges and agrees that he is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein.

3.	Separation Pay and Benefits.

A.
In exchange for Employee entering into and not revoking this Agreement and his continued compliance with the terms and conditions of this Agreement and his other obligations to Employer, Employer will pay or provide to Employee the following:

i.
On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee severance of $850,000.00, which is the sum of (a) Employee’s annual base salary as of the Termination Date and (b) Employee’s annual bonus target in effect as of the Termination Date, in a single lump sum cash payment.

ii.
Employee will remain eligible to receive a Bonus (as defined in the Employment Agreement) in respect of the 2016 calendar year to the same extent as if Employee’s employment had not been terminated as of the Termination Date. Such Bonus, if any, will be paid to Employee in a manner consistent with other executives with respect to company performance and individual performance at target.

iii.
On October 26, 2015, Executive was granted 27,473 restricted shares pursuant to the Executive Time-Based Restricted Stock Award (the “2015 LTI Award”), under the CyrusOne 2012 Long Term Incentive Plan (the “Plan”). On October 26, 2016, 9,158 of shares subject to the 2105 LTI Aware vested. All 18,315 remaining restricted shares subject to the 2015 LTI Award will be fully vested as of the Termination Date.

iv.
Of the 4,383 restricted shares granted to Employee on February 1, 2016, pursuant to the Executive Time-Based Restricted Stock Award under the Plan, 2,672 restricted shares will become vested as of the Termination Date, and the remaining restricted shares thereunder shall be immediately forfeited on that date.

v.
Of the 30,401 options granted to Employee on February 1, 2016, pursuant to the Executive Non-Statutory Stock Option Award under the Plan, at an exercise price of $36.99, 18,530 options will become vested as of the Termination Date, the remaining unvested options to acquire shares will be immediately forfeited on that date, and Employee may exercise such vested options in accordance with the award agreement within one year after the Termination Date. The vested options will terminate, if not exercised, at the expiration of this one-year period.

vi.
Provided Employee makes a timely election for and remains eligible for COBRA continuation coverage under CyrusOne Group’s group health benefit plan, Employer will pay or reimburse the portion of the COBRA premium that exceeds the active employee rate for up to twelve months after the Termination Date. Employer will cease payment or reimbursement if Employee becomes eligible for another employer’s group health plan. The portion of the COBRA premium that Employer pays will be additional taxable income to Employee.

vii.
On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee the amount of $2,124.00 in a single lump sum cash payment to pay for converted group term life insurance coverage.

B.
The amounts in this Section 3 will be collectively referred to as the Separation Pay and Benefits, which are amounts to which the Employee is not otherwise entitled. Employee acknowledges that, in the absence of his execution of this Agreement, the Separation Pay and Benefits would not otherwise be due to him.

C.
The Separation Pay and Benefits will be processed in accordance with the normal payroll practices of Employer, and are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by Employee.

D.
If any equity award is deemed vested as of the Termination Date, but Employee revokes his agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, such equity acceleration will be immediately rescinded and revoked and the underlying shares forfeited.

E.
For the avoidance of doubt, Employee acknowledges and agrees that all restricted shares granted to Employee on February 1, 2016, pursuant to the Executive Performance Restricted Stock Award (12,917 target shares; 25,834 maximum shares) under the Plan shall be immediately forfeited as of the Termination Date.

4.	General Release.

A.
Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and Chapter 21 of the Texas Labor Code, all as amended), and all claims for attorneys’ fees, costs and expenses.

B.
Notwithstanding the broad scope of the release set forth in this Section 4, this Agreement is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission (the “EEOC”), or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.

C.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

D.
Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete. Employee executes this Agreement with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.

E.
By execution of this Agreement, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in this Agreement, and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

5.
Covenant Not to Sue. Except as otherwise provided in this Agreement, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Employee represents that, as of the date of Employee’s signing this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any governmental agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf. Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.

6.
Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.

A.
ADEA Release and Waiver. By entering into this Agreement, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).

B.
Acknowledgments. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing, by this Agreement, to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

C.
Time to Consider. Employee has 21 days to consider whether or not to enter into this Agreement and return a signed copy to Employer (although Employee may elect not to use the full 21 day period at Employee’s option). Any change(s) made to this Agreement by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period. Employer’s offer will expire at the end of the 21-day consideration period

D.
Revocation Right. For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA. Employee’s revocation must be in writing and received by Kellie

Teal-Guess, EVP, Chief People Officer at 1649 W. Frankford Road, Carrollton, TX 75007, by 5:00 p.m. Central Time on the seventh day in order to be effective. Because of Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke.

E.
Effect of Revocation. If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, the Separation Pay and Benefits shall be reduced to $1,000 in total and Employee shall not be entitled to the balance of the Separation Pay and Benefits as detailed above. Employee acknowledges and agrees that the reduced Separation Pay and Benefits will constitute full and adequate consideration for Employee’s release of any and all non-ADEA claims in this Agreement as detailed in Section 4 above.

F.
Effective Date. With the exception of the provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Agreement shall be binding and enforceable immediately upon Employee’s execution of this Agreement, and shall remain effective regardless of whether Employee revokes Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA.

G.
Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

H.
Nondisclosure. Before CyrusOne’s public disclosure of this Agreement, Employee will not disclose the terms of this Agreement to any non-party, except that Employee may disclose the terms of this Agreement to any government agency or as necessary to secure advice from his counsel, accountants or tax advisors. Before CyrusOne’s public disclosure of this Agreement, Employee will take appropriate steps to ensure that his counsel, accountants and tax advisors are aware of and comply with this confidentiality provision, and Employee assumes the risk of and shall be accountable for any breach of this confidentiality provision occasioned by any act or omission of any person to whom the agreement is disclosed.

I.
Transition Assistance. Employee agrees provide reasonable assistance to the Employer in transitioning his responsibilities during the Severance Period (as defined in the Employment Agreement) as requested by the Employer’s Chief Executive Officer or his designee, without any additional compensation. It is understood this obligation may consist of occasional and brief meetings, telephone calls, or e-mails. If Employee fails to provide such transition assistance during the Severance Period, then he will not be entitled to the compensation and benefits detailed above.

Employee agrees the Separation Pay and Benefits provided in this Agreement will be the only payments he will receive from Employer, and Employee agrees that he is not entitled to, and will not seek, any further or additional payments, remuneration, or compensation of any kind from the Employer except as a shareholder.

7.
Return of Property. Employee agrees and represents that Employee has returned to Employer, or will return before the Termination Date, and retained no copies of, any and all CyrusOne Group property, including but not limited to files, manuals, business records, customer records, correspondence, software and related program passwords, computer printouts and disks, electronically stored information (“ESI”) that resides on any of Employee’s personal electronic devices, keys, equipment, and any and all other documents or property which Employee had possession of, access to, or control over during the course of Employee’s employment with CyrusOne Group or subsequent thereto, including but not limited to any and all documents of CyrusOne Group and any documents removed from or copied from other documents contained in CyrusOne Group’s files. Employee further acknowledges and agrees that all of the documents or other tangible things to which Employee has had possession of, access to, or control over during the course of or subsequent to Employee’s employment with CyrusOne Group, including but not limited to all documents or other tangible things, pertaining to any specific business transactions in which CyrusOne Group was involved, or to any customers and suppliers of CyrusOne Group, or to the business operations of CyrusOne Group are considered confidential and have been returned to CyrusOne Group. In the event Employee is in possession of ESI that resides on any of Employee’s personal electronic devices (including but not limited to a personal computer, iPhone and iPad) upon returning CyrusOne Group’s ESI to CyrusOne Group, Employee agrees and represents that all CyrusOne Group ESI has been deleted from all personal electronic devices and is inaccessible to Employee or any other party having access to those devices. Employee represents that CyrusOne Group property including CyrusOne Group ESI has not been copied and/or distributed to anyone who is not an authorized representative of CyrusOne Group. Employee will provide, upon Employer’s request, access to his personal computer, iPhone and iPad to Employer so that Employer can retrieve, delete and/or confirm deletion of the CyrusOne Group’s ESI from such devices. Notwithstanding the foregoing, Employer will not consider a breach of this provision any inadvertent immaterial failure of Employee to return all property and ESI to CyrusOne Group if Employee diligently seeks to return all such property as soon as possible after discovery and maintains the confidentiality of such property and ESI.

8.
Restrictive Covenants. This Agreement does not supersede any prior agreement or promise between Employee and any of the Released Parties regarding confidentiality, non-competition, non-disclosure or non-solicitation, and any and all such agreements and promises shall remain in full force and effect, and Employee acknowledges and reaffirms his post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (Sections 7, 8, 9, 10, 11, and 12), the Plan and the awards issued to him thereunder; provided, however, that notwithstanding any provision contained in the Employment Agreement, the Plan or the awards issued to Employee thereunder, Employee is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. If Employee breaches any of such covenants, Employee must repay to Employer the amounts described in Section 3 of this Agreement, including the value of any equity awards that become vested and gain upon exercise of any options that become vested, within 10 days after demand by Employer, and Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce such promises and covenants.

9.
Nondisparagement. Employee agrees that he will not, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of the CyrusOne Group, or any other disparaging or derogatory remarks about the CyrusOne Group; provided, however, that this obligation shall not preclude Employee from (i) providing information to government agencies, (ii) responding to inquiries by any person or entity through a subpoena or other legal process, (iii) testifying under oath in a legal proceeding or (iv) making other disclosures as required by applicable law.

10.
Passwords. Upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which he is aware, to access CyrusOne Group ESI on CyrusOne Group computers, electronic devices, and software.

11.
Dispute Resolution. Except as otherwise provided in Section 8 of this Agreement, Employer and Employee agree that all disputes, controversies or claims between them arising out of or relating to this Agreement shall be submitted to arbitration pursuant to the terms and conditions set forth in the Employment Agreement.

12.
No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

13.
Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

14.
No Waiver. Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement. The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.

15.	Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his heirs, administrators and assigns.

16.
Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.

17.
Severability; Modification. Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

18.
Entire Agreement. Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

/s/ Gregory R. Andrews
Dated: November 30, 2016

CYRUSONE LLC

By: /s/ Gary J. Wojtaszek
Its: President & Chief Executive Officer
Dated: December 1, 2016